NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: August 21, 2006	URL:	www.bandag.com

Bandag, Incorporated Declares Quarterly Dividend; Adopts Shareholder Rights Plan

MUSCATINE, IOWA – Bandag, Incorporated (NYSE: BDG and BDGA) today declared a regular quarterly dividend of $.335 per share on the Common Stock, Class A Common Stock and Class B Common Stock of the Company payable October 20, 2006 to shareholders of record at the close of business on September 20, 2006.

Additionally, the Company’s Board of Directors announced that it has adopted a shareholder rights plan. The rights plan includes the declaration of a dividend of (1) one common share purchase right for each outstanding share of Common Stock and each outstanding share of Class B Common Stock and (2) one Class A common share purchase right for each outstanding share of Class A Common Stock. The issuance of the rights under the rights plan will be made on September 12, 2006 to shareholders of record as of the close of business on that date.

The rights are designed to enable the Company’s shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. In adopting the rights plan, the Board of Directors was mindful of the upcoming automatic conversion of the Class B Common Stock in January 2007 and the potential impact of that conversion on the Company’s ability to execute its long-term strategy. The Company’s Board of Directors continues to believe the leadership of the Carver family is an important factor in the Company’s long-term earnings growth and success, and believes that the rights plan will help to protect shareholders against abusive takeover tactics that may be used to gain control of the Company. The rights plan was not adopted in response to any known offers for the Company and is similar to shareholder rights plans adopted by many other companies.

The distribution of rights is not taxable to the Company or the shareholders. Until the rights become exercisable, the rights will not be represented by separate certificates and will trade with the Company’s Common Stock, Class B Common Stock and Class A Common Stock.

More —

BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com

Each common share purchase right will initially entitle shareholders to buy one-half of one share of Common Stock at a price of $50 per one-half of one share of Common Stock (equivalent to $100 per full share of Common Stock), and each Class A common share purchase right will initially entitle shareholders to buy one-half of one share of Class A Common Stock at a price of $50 per one-half of one share of Class A Common Stock (equivalent to $100 per full share of Class A Common Stock), subject to adjustment. If any person or group acquires 20% or more of the Company’s outstanding shares of Common Stock, 20% or more of the Company’s outstanding shares of Class A Common Stock or 20% or more of the Company’s outstanding shares of Common Stock and shares of Class A Common Stock on a collective basis, or announces a tender offer, the consummation of which would result in ownership by a person or group in excess of those thresholds, then each right (subject to certain limitations) will entitle its holder to purchase, at the right’s then current exercise price, a number of shares of Common Stock or shares of Class A Common Stock, as applicable, having a market value at the time of twice the right’s exercise price.

The rights plan excludes from the definition of a 20% or more acquiring person members of the Carver family and any person who the Board of Directors determines in good faith has inadvertently become an acquiring person if such person promptly divests of shares of Common Stock and/or Class A Common Stock so that the person would no longer be a 20% or more acquiring person. It also excludes from the definition of a 20% or more acquiring person any shareholders who or which, as of the effective date of the plan, own in excess of the thresholds, as long as they do not purchase any additional shares of Common Stock or Class A Common Stock.

The Company’s Board of Directors may redeem the rights for $0.001 per right at any time prior to the time when the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, the rights will expire on August 20, 2016.

Additional details regarding the rights plan will be contained in filings with the Securities and Exchange Commission.

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

# # #